UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 16, 2006

SIERRA HEALTH SERVICES, INC.
(Exact name of registrant as specified in its charter)

Nevada	1-8865	88-0200415
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2724 North Tenaya Way
Las Vegas, Nevada 89128
(Address of principal executive offices including zip code)

(702) 242-7000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On August 10, 2006, the Compensation Committee of the Board of Directors of Sierra Health Services, Inc. approved the employment agreements of certain officers of the Company. The agreements were finalized and signed on August 16, 2006. The employment agreements expire on December 31, 2009 and include a non-competition clause for one year after employment is terminated. The following individuals entered into new agreements, Jonathon W. Bunker, president and chief operating officer, Frank E. Collins, senior executive vice president, legal and administration and secretary, Darren G. D. Sivertsen, senior vice president, operations, Donald J. Giancursio, senior vice president, sales and marketing and Marc R. Briggs, vice president, finance, chief accounting officer. The new agreements have been provided as exhibits as listed in item 9.01 below.

Independently the Board of Directors of Sierra Health Services, Inc. approved an amendment and restatement of the Company's Supplemental Executive Retirement Plan and Supplemental Executive Retirement Plan II. The first substantive change allows that if an employee shifts from full-time to part-time employment, his or her final average compensation would be the higher of the final average compensation at the time full-time employment ends or at the time part-time employment ends. The other substantive changes add provisions to comply with Section 409A of the Internal Revenue Code, regulating deferral arrangements. The revised agreements have been provided as exhibits as listed in item 9.01 below.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On August 16, 2006, the Company issued a press release announcing that the Company's Board of Directors has appointed Jonathon W. Bunker president and chief operating officer of Sierra Health Services, Inc. effective August 16, 2006. This function had previously been performed by Anthony M. Marlon, M.D., who remains chairman and chief executive officer of Sierra Health Services, Inc.

Mr. Bunker, 47, originally joined the Company's subsidiary, Sierra Health and Life Insurance Company, serving in various management roles between 1985 and 1989. Mr. Bunker left Sierra to serve as vice president of Prime Health, Inc. and later vice president of John Alden Horizon Health. Mr. Bunker returned to the Company in 1996 as vice president of HMO and Insurance Operations, was promoted to president of the Company's Western Region and, in 2000, to president of the Company's Managed Healthcare Division.

Mr. Bunker's employment agreement, noted above, expires on December 31, 2009. The agreement contains provisions for change in control, severance and certain other provisions as found in the Company's other employment agreements. The agreement provides for an annual base salary of $525,000. Mr. Bunker is eligible for those employee fringe benefit programs, bonus plans, and stock option plans as are made available to other employees of the Company at the same organizational level, and as approved by the Company's Board of Directors.

On August 16, 2006, the Company also announced that Paul H. Palmer, senior vice president, chief financial officer and treasurer of Sierra Health Services, Inc. will retire effective May 1, 2007.

Mr. Palmer will be succeeded by Marc R. Briggs, the Company's vice president of finance and chief accounting officer. Mr. Briggs, 36, will assume the position of CFO, effective May 1, 2007. He joined Sierra in 2000 as assistant corporate controller, graduating to corporate controller in 2005. He was appointed vice president of finance and chief accounting officer in 2006. Mr. Briggs is a Certified Public Accountant and earned his bachelor's degree in accounting from the University of Utah and an M.B.A. from the University of Nevada Las Vegas.

Mr. Briggs' employment agreement, noted above, expires on December 31, 2009. The agreement contains provisions for change in control, severance and certain other provisions as found in the Company's other employment agreements. Mr. Briggs is eligible for those employee fringe benefit programs, bonus plans, and stock option plans as are made available to other employees of the Company at the same organizational level, and as approved by the Company's Board of Directors.

Item 9.01. Financial Statements and Exhibits

Exhibits*	Description
10.1	Employment Agreement between Sierra Health Services, Inc., a Nevada Corporation, and Jonathon W. Bunker, effective as of August 16, 2006.
10.2	Employment Agreement between Sierra Health Services, Inc., a Nevada Corporation, and Frank E. Collins, effective as of August 16, 2006.
10.3	Employment Agreement between Sierra Health Services, Inc., a Nevada Corporation, and Darren G.D. Sivertson, effective as of August 16, 2006.
10.4	Employment Agreement between Sierra Health Services, Inc., a Nevada Corporation, and Donald J. Giancursio, effective as of August 16, 2006.
10.5	Employment Agreement between Sierra Health Services, Inc., a Nevada Corporation, and Marc R. Briggs, effective as of August 16, 2006.
10.6	Sierra Health Services, Inc. Supplemental Executive Retirement Plan effective July 1, 1997, as Amended and Restated August 10, 2006.
10.7	Sierra Health Services, Inc. Supplemental Executive Retirement Plan II effective March 1, 1998, as Amended and Restated August 10, 2006.

*    Also provided in PDF format as a courtesy.(10.1)   (10.2)  (10.3)  (10.4)  (10.5)  (10.6)  (10.7)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIERRA HEALTH SERVICES, INC.

(Registrant)

Date: August 16, 2006

/S/ FRANK E. COLLINS

Frank E. Collins
Senior Executive Vice President Legal and Administration and Secretary